Exhibit 99.01

Laureate Education Contacts:
Sean Creamer	Chris Symanoskie
Chief Financial Officer	Director, Investor Relations
(410) 843-8991	(410) 843-6394

LAUREATE EDUCATION, INC. ANNOUNCES DEPARTURE OF SEAN CREAMER AS CHIEF FINANCIAL OFFICER

BALTIMORE (July 21, 2005) — Laureate Education, Inc. (NASDAQ: LAUR), the world’s leading international provider of higher education, announced that Sean R. Creamer, the Company’s Senior Vice President and Chief Financial Officer has announced his intention to resign.

Mr. Creamer has received an offer to assume an executive position in a non-competing industry, but will remain with Laureate during a transition period to assist in the recruitment, selection and integration of his successor.  The Company has initiated an active global search for the CFO position.

Laureate Chairman and Chief Executive Officer, Douglas Becker stated, “We are sorry that Sean will be leaving in a few months, and we are grateful to him for the talented and deep finance team that he has built on our behalf.  Sean leaves as his legacy a unique combination of discipline and growth that will continue to characterize our company for years to come.  We appreciate his commitment to a smooth transition over the next several months before departing his position at Laureate.”

“A major factor in our success over the past several years has been our ability to hire very senior and experienced international executives who have taken on greater responsibilities as we became larger and larger.  I am very confident that we will find a CFO with strong international experience who will continue Sean’s efforts to take the company to the next level of sophistication and performance,” added Mr. Becker.

“While I am truly excited about this great opportunity, the professional and personal experience and success that I enjoyed during my nine years with the company made this a very difficult decision,” said Mr. Creamer.  “I am confident that Laureate is poised for continued strong growth and that our highly capable finance team will continue to provide quality finance support and control to the organization.”

About Laureate Education, Inc.

Laureate Education Inc. (NASDAQ: LAUR) is focused exclusively on providing a superior university experience to over 170,000 students through the leading global network of accredited campus-based and online universities. Addressing the rapidly growing global demand for higher education, Laureate offers a broad range of career-oriented undergraduate and graduate programs through campus-based universities located in Latin America, Europe, and Asia. Through online universities, Laureate offers the growing population of non-traditional, working-adult students the convenience and flexibility of distance learning to pursue undergraduate, master’s and doctorate degree programs in major career fields including engineering, education, business, and healthcare.  For more information, please visit our website, www.laureate-inc.com.

Forward Looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements may involve risk and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•                  The Company’s operations can be materially affected by competition in its target markets and by overall market conditions, among other factors.

•                  The Company’s foreign operations, in particular, are subject to political, economic, legal, regulatory and currency-related risks.

Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Forms 10-K and 10-Q, available for viewing on our website.  (To access this information on our website, www.laureate-inc.com, please click on “Investor Relations”, “SEC Filings”)

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